UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 27, 2015

dELiA*s, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51648	20-3397172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 West 23rd Street, New York, New York 10010

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (212) 590-6200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 28, 2015, dELiA*s, Inc. and its debtor affiliates (collectively, the “Debtors”) entered into that certain Letter Agreement (the “Letter Agreement”) with Butterfly Retail Acquisition LLC, an affiliate of HRSH Acquisitions, LLC d/b/a Alloy Apparel & Accessories, LLC (the “Purchaser”), and a joint venture comprising of Hilco Merchant Resources, LLC and Gordon Brothers Retail Partners, LLC (together, the “Agent”) to effectuate a sale of the Acquired Assets (as defined therein). Pursuant to the Agency Agreement, dated December 22, 2014, by and among the Debtors and the Agent (the “Agency Agreement”), the Agent was authorized to designate a third party purchaser of certain assets, which included the Acquired Assets, and the proceeds of such sale will accrue to the Agent. The purchase price is $2.5 million in cash plus any cure amounts associated with any assumed contracts by Debtors in connection with such sale.

The Acquired Assets to be sold include all of Debtors’ membership interests in dELiA*s Brand LLC, a subsidiary of dELiA*s, Inc., and all of Debtors’ rights, title, and interests in and to the Intellectual Property (as defined therein) and related assets. The Letter Agreement also provides that the Agent will assist Purchaser in negotiations with the Debtors regarding a transition services agreement for the use of the distribution center of Debtors for a period of no less than 30 days after the closing date. The Agent will also acquire at closing a license to continue the use of certain intellectual property relating to the assets of the Debtors.

The Purchaser is the stalking horse bidder for the Acquired Assets, and the related auction and Bankruptcy Court sale hearing are expected to occur in February 2015. If an alternative transaction with respect to the Acquired Assets is consummated, the Purchaser shall be entitled to a break-up fee in the aggregate amount of 3% of the cash purchase price and expense reimbursement for up to $50,000 of reasonable and documented out of pocket expenses.

The transaction will close as of the later of three business days after the Bankruptcy Court enters into an approval order regarding the sale and the satisfaction of specified closing conditions of Agent. The outside termination date for the Letter Agreement is March 15, 2015, which may be extended by the Purchaser if such closing has not occurred due to the failure of Agent to satisfy specified conditions.

The foregoing summary is qualified in its entirety by reference to the Letter Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01	Other Events.

On January 27, 2015, and as amended on February 2, 2015, the Company filed the Monthly Operating Report with the Bankruptcy Court for the period from December 8, 2014 to January 3, 2015. A copy of the Monthly Operating Report is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

The Company cautions persons not to place undue reliance upon the information contained in the Monthly Operating Report, which was not prepared for the purpose of providing the basis for an investment decision relating to any securities of dELiA*s, Inc. The Monthly Operating Report is limited in scope, covers a limited time period, and has been prepared solely for the purpose of complying with the monthly reporting requirements of the Office of the United States Trustee. The Monthly Operating Report was not audited or reviewed by independent accountants, is in a format prescribed by applicable requirements of the Office of the United States Trustee and is subject to future adjustment and reconciliation. There can be no assurance that, from the perspective of an investor or potential investor in the securities of dELiA*s, Inc., the Monthly Operating Report contains any information beyond that required by the Office of the United States Trustee. The Monthly Operating Report also contains information for periods that are shorter or otherwise different from those required in the reports of dELiA*s, Inc. pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such information might not be indicative of the financial condition or operating results of dELiA*s, Inc. for the period that would be reflected in its financial statements or in its reports pursuant to the Exchange Act. Results set forth in the Monthly Operating Report should not be viewed as indicative of future results.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Letter Agreement, dated as of January 28, 2015, by and among dELiA*s, Inc. and its debtor affiliates, Butterfly Retail Acquisition LLC, an affiliate of HRSH Acquisitions, LLC d/b/a Alloy Apparel & Accessories, LLC, and a joint venture comprising of Hilco Merchant Resources, LLC and Gordon Brothers Retail Partners, LLC

99.1	Monthly Operating Report for the period from December 8, 2014 to January 3, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

dELiA*s, Inc.
(Registrant)

Date:	February 2, 2015	By:	/s/ Ryan A. Schreiber
Ryan A. Schreiber
President, General Counsel and Secretary

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